UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

GNC HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Explanatory Note

On March 6, 2018, GNC Holdings, Inc. (“GNC” or the “Company”) held a town hall meeting with employees of the Company. Ken Martindale made various remarks about the Company, including about the Company’s previously disclosed proposed sale of its Series A Convertible Preferred Stock to Harbin Pharmaceutical Group Holdings Co., Ltd. (“Hayao”), pursuant to the terms of that certain Securities Purchase Agreement, dated as of February 13, 2018, by and between the Company and Hayao. The Company also made a video of the town hall meeting available for viewing to its employees and certain associates. A copy of the transcript of Mr. Martindale’s remarks is set forth below.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to GNC’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. GNC may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to (1) GNC may be unable to obtain stockholder approval as required for the equity issuance; (2) conditions to the closing of the transaction may not be satisfied and required regulatory approvals may not be obtained; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of GNC may suffer as a result of uncertainty surrounding the transaction; (5) the outcome of any legal proceedings related to the transaction; (6) GNC may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the securities purchase agreement; or (8) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. GNC undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to GNC’s Annual Report on Form 10-K for the year ended December 31, 2016.

GNC cannot provide any assurances about the timing, terms or interest rate associated with the planned amendment and extension of the term loan facility, or that any agreement will ultimately be reached.

This document will not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Additional Information About the Equity Issuance and Where to Find It

This communication is being made in respect of the proposed transaction involving GNC and Hayao. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed issuance of convertible perpetual preferred stock to Hayao. GNC expects to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in connection with the proposed equity issuance. The definitive proxy statement will be sent or given to the shareholders of GNC and will contain important information about the proposed equity issuance and related matters. INVESTORS OF GNC ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GNC, HAYAO AND THE PROPOSED EQUITY ISSUANCE. Investors may obtain a free copy of these materials (when they are available) and other documents filed by GNC with the SEC at the SEC’s website at www.sec.gov, at GNC’s website at www.gnc.com or by sending a written request to GNC at GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Secretary.

Participants in the Solicitation

GNC and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed equity issuance. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of GNC’s stockholders in connection with the proposed equity issuance will be set forth in GNC’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed equity issuance will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed equity issuance.

Transcript

Good Afternoon everyone! That was fantastic! It’s easy to forget how much we have accomplished over the past year- but we have a lot to be proud of!

It has been a busy couple of months, and I have really been looking forward to having the opportunity to speak with all of you today.

Before I go any further, I want to thank each of you for all that you do every day to make GNC the fantastic company that it is. Your commitment and dedication doesn’t go unnoticed and after working with all of you over the past few months, I am more excited to be a part of GNC today than when I first joined the company last September.

I also know that it hasn’t always been smooth sailing. It has been a challenging six months, but this is truly an exciting time for GNC and we are really starting to turn the corner. I know that there have been a lot of questions and concern, but what we’ve accomplished over the past few months has really set us up for success in 2018. We are making substantial progress in our turnaround and it wouldn’t be possible without you!

So let’s talk about our progress. We delivered some exciting news a few weeks ago.

First, we beat the Wall Street analysts profit expectations and

Reported our second consecutive quarter of positive same store sales increases, demonstrating two important steps in stabilizing our financial performance.

The second important piece of news we announced was related to amending and extending our $1.1B term loan facility. As some of you know, Tricia and other members of our finance team have been working on refinancing this loan for many months—even before I joined the team.

We attempted to refinance it last spring and again this past fall, but we had not been able to reach an agreement that we felt was in the best interest of the company.

So in early December, we engaged Goldman Sachs to assist in evaluating options to strengthen our capital structure and they have been instrumental in helping us improve our balance sheet. Last week, we executed an agreement to amend and extend our existing term loan with 87% of our lenders. This effectively means that we were able to extend the maturity date of our loan to March of 2021. As a result of this agreement, we have plenty of runway to execute our turnaround strategy and get our business growing again.

The last piece of big news was that we entered into an agreement with CITIC and Hayao, a Chinese firm. This is the most complicated part of the story so let me spend a few minutes explaining what we agreed to. Before we get too deep into it though, I want to reinforce to everyone that this partnership is great news for our company and you should all be very optimistic about what this means for GNC and for each of you.

In the second half of 2017, we began exploring options to partner with a Chinese company to more rapidly develop our China business and take advantage of the fast growing, large supplement market there.

For those of you who don’t know, we already have a very lucrative business in China, but we haven’t been able to fully capitalize on the opportunity there because of the challenging regulatory environment.

China requires extensive approvals to sell vitamins and supplements and it would take years and a significant amount of capital for us to establish a product pipeline and distribution network within China to maximize our sales. We knew that we needed a partner to help us take things to the next level.

During this process, we evaluated over 20 potential partners and finally zeroed in on Hayao, and their major shareholder, CITIC, two companies that are deeply invested in China.

CITIC is a Chinese private equity firm that owns a controlling stake in Hayao, which is one of the largest pharmaceutical brands in China. After many months of evaluation and some very diligent negotiations, we entered into an agreement to enter into a joint venture with Hayao.

Our new partners at Hayao already have formulations that meet Chinese regulations and they have well-established manufacturing facilities and distribution networks that we can tap into enabling us to quickly jumpstart our business in China. In the near term however, we will produce most of the products sold in this new joint venture at Nutra, our manufacturing facility in South Carolina. I have heard many of you ask how are we going to keep up with the demand in China as well as the United States, and I want to assure you that we have a team working to ensure that we have the processes in place to make this happen.

So that is the joint venture part of the story.

But there is a bit more – there is the $300M preferred convertible equity investment we announced.

As part of the process that Goldman Sachs was running in evaluating our capital structure, it became evident that we needed to attempt to raise some equity so we could reduce the amount of debt the company had. We were considered by most financial experts to be over-levered.

The Goldman team organized a separate process intended to raise junior capital that could be used primarily to reduce our debt.

During that process, we reviewed and evaluated offers from many potential domestic and international partners.

In the end, the offer from CITIC and Hayao not only had the best terms, but also created a great deal of synergy because of the JV opportunity we were working on. The transaction is subject to stockholder approval, certain regulatory approvals and other customary conditions.

We expect to close this transaction and finalize the joint venture in the second half of 2018.

I’m very bullish on what this new partnership can mean to our future. CITIC’s passion for GNC is infectious. They feel very strongly about the power of the GNC brand—not only in China but across the globe.

Now, I know there are still a few questions and concerns about these announcements and I want you to know that we’re listening and want to answer them for you. One question we have received quite frequently is how this will impact your day-to-day responsibilities and the answer is,

I don’t think it will. I don’t envision major changes resulting from this new investment in the company. Having a stronger balance sheet as well as getting better access to a huge, emerging market like China will increase our ability to grow our company.

Many of you have also asked how the changes to the board will impact us. Once the transaction closes, we will expand the size of our Board of Directors from 8 directors to 11. Our new board will have 5 members nominated by the current Board of Directors, 5 members nominated by CITIC and me. As always, our board will continue to provide counsel and guidance to our management team as we work together to maximize the potential of GNC.

OK, so now that we have the refinancing behind us and we are working on completing the China deal, I want to spend a few minutes to talk about our 2018 strategy.

We’re off to a great start, and we feel really good about we’re headed. We have significant opportunities this year and many of the projects I’m going to talk about are well underway.

We launched Slimvance late last year and have been thrilled with the results so far. Our customers are reacting positively to our marketing and more importantly our products. We believe strongly that innovation is one of the key pillars that will lead GNC forward. And the success of Slimvance really speaks volumes to the fact that customer trust our brand and see us as the authority in health and wellness.

Sudipta is going to speak with you more about our exciting pipeline later this afternoon, and we plan to continue to make innovation a focus in 2018.

We have some exciting brand launches coming later this year including Earth Genius, Prizm, and an International Endurance brand.

We will remain focused on being the leader in quality and new product development that will be cutting edge, driving new customers to GNC and setting us apart from the competition.

Another major focus for us this year is our e-commerce business. In the Amazon age, customers are used to a seamless online experience that is consistent in stores. We have a huge opportunity to transform into a fully integrated, omni- channel business. Customers are researching at home before they go to the stores, and they are looking to us to be the authority and a content leader. We need to ensure that our shopping experience is seamless, whether customers purchase products with a few clicks on their mobile device, their tablet, their laptop or in one of our stores. We have the best products on the market. Now we just have to focus on getting them into the hands of our customers whenever and however they want to buy them.

In all of our stores we recently launched our subscription program, Auto-Deliver & Save. We’re still in the early phases, but have seen extremely positive results. We are taking the steps to meet customers where they are and ensure GNC is always top of mind.

We have spent a lot of time these past few months researching and discovering who our customer is and what they expect from our brand. We are excited about the results, and Tricia is going to share a bit more with you on this later today. Reinforcing our brand positioning is a priority in 2018 and a huge strategic item on our roadmap.

GNC is a powerful global brand. Our international business is growing and we have tremendous opportunity to further leverage our business beyond the China expansion.

We need to start thinking more deeply about how we can impact the brand on a global scale. I know Carl is going to give you a glimpse of where we are headed in just a few minutes so I won’t share too much, but just know that we are going to continue to invest and grow our international business.

We are also going to focus this year on our basic product offering. We want to continue to be leaders in the sports and fitness space, but we also need to further develop our wellness business. This is a huge, growing market with plenty of opportunity. We have some exciting new products on the horizon that will help us continue developing this business.

We have made significant progress, and I am so energized to come to work every day because this is an incredible brand with a fantastic team.

As you know we have made some changes to the leadership team over the past few months, and I want to take a moment to recognize a few of members of the Executive Committee. As I call your name please stand at your seats. The first person I want to recognize is Jamie Jamieson. Jamie had served as the interim CIO for many months, but was promoted a few months ago to our permanent CIO. Jamie has done a terrific job with the team, and we are so glad to have him in this role.

We also recently expanded Eddie Burt’s responsibilities and he now oversees both the Merchandising and Supply Teams. This was a strategic move to ensure that we are working efficiently and Eddie has done a fantastic job so far leading the teams.

Many of you have had the opportunity to work with Allen McClard. He joined the company last year as the VP of Merchandising, but recently was promoted to SVP of Merchandising and joined the Executive Committee. We’re excited to have him as part of the leadership team.

As you know we also recently hired Steve Piano as our Chief Human Resources Officer and he has been a wonderful addition to the team. Steve has been commuting back and forth to Dallas, but will be relocating with his family to Pittsburgh.

Give a round of applause for these guys. We have a fantastic team.

Before I close, I want you to know that I am a passionate about this industry, and the opportunity that lies before us. We aren’t selling high end clothing or video games. We sell items that people need to live well. Our brand has a rich legacy upon which we can build on and I believe that 2018 is going to be an incredible year for our company. Thank you for all you do everyday to make GNC a better place to work and a better place to shop!

Oh…..I almost forgot….there’s one more thing. You might have noticed that I am wearing jeans today. I promised you when I started at GNC that if we had 2 consecutive quarters of positive comp sales, you could wear jeans any day you want to.

Congratulations….you did it! Check out this short video highlighting the new dress code. Thanks everyone!